                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                     CERTAIN MORGAN STANLEY CLOSED-END FUNDS

                                       AND

                        COMPUTERSHARE TRUST COMPANY, N.A.

                                       AND

                    COMPUTERSHARE SHAREHOLDER SERVICES, INC.

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Section 18.7    Third Party Beneficiaries..................................   16
Section 18.8    Survival...................................................   16
Section 18.9    Priorities.................................................   16
Section 18.10   Merger of Agreement........................................   16
Section 18.11   Counterparts...............................................   16

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     AGREEMENT made as of the 21st day of September, by and among certain Morgan
Stanley closed-end funds as set forth in Appendix A, having their principal office and place of business at Harborside Financial Center, Plaza II, Jersey
City, NJ 07311 (collectively, the "Customers", or individually, the "Customer"), and Computershare Trust Company, N.A. and Computershare Shareholder Services,
Inc. (collectively, the "Transfer Agent").

     WHEREAS, the Customer desires to appoint the Transfer Agent as sole transfer agent, registrar and administrator of its dividend reinvestment plan or direct stock purchase plan, and CSS as dividend disbursing agent and processor of all payments received or made by Customer under this Agreement.

     WHEREAS, the Trust Company and CSS desire to accept such respective appointments and perform the services related to such appointments;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

(a)  "ACCOUNT" or "ACCOUNTS" shall mean the account of each Shareholder which account shall hold any full or fractional shares of stock held by such
     Shareholder and/or outstanding funds or tax reporting to be done.

(b)  "AGREEMENT" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications, which may from time to time be executed.

(c)  "CLOSED ACCOUNT" shall mean an account with a zero share balance, no outstanding funds or no reportable tax information.

(d)  "SHARE" shall mean Customer's common stock, par value $.01 per share and
     Customer's preferred stock, par value per share authorized by the
     Customer's Articles of Incorporation, and other classes of Customer's stock to be designated by the Customer in writing and for which the Transfer
     Agent agrees to service under this Agreement.

(E)  "SHAREHOLDER" shall mean the holder of record of Shares

(F)  "SHAREHOLDER DATA" shall mean all Shareholder, Customer and proxy information maintained on the records database of the Transfer Agent.

(G)  "SHAREHOLDER INTERNET SERVICES" shall have the meaning set forth in Section
     5.2

(H)  "DIVIDEND REINVESTMENT PLAN" and "DIRECT STOCK PURCHASE PLAN" shall mean the services as set forth in Section 4 and in the Fee and Service Schedule.

2. APPOINTMENT OF AGENT.

     2.1 Appointments. The Customer hereby appoints the Transfer Agent to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and as administrator of Plans and appoints CSS as dividend disbursing agent and processor of all payments received or made by or on behalf of the Customer under this Agreement, and the Transfer Agent and CSS accept the

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appointments. Customer has provided or shall provide Transfer Agent with certified copies of resolutions dated the date hereof appointing the Trust
Company as Transfer Agent.

     2.2 Documents. In connection with the appointing of Transfer Agent as the transfer agent and registrar for the Customer, the Customer has provided or will provide the attached appointment documents to the Transfer Agent, and Customer corporate authority documents.

          (a)  Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings;

          (b)  Specimens of all forms of outstanding stock certificates, in forms approved by the Board of Directors of the Customer, with a certificate of the Secretary of the Customer as to such approval;

          (c)  Specimens of the Signatures of the officers of the Customer authorized to sign stock certificates and individuals authorized to sign written instructions and requests; and

          (d)  An opinion of counsel for the Customer addressed to both the
               Trust Company and CSS with respect to:

               (i)   The Customer's organization and existence under the laws of its state of organization;

               (ii)  The status of all Shares of the Customer covered by the appointment under the Securities Act of 1933, as amended,
                     and any other applicable federal or state statute; and

               (iii) That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and
                     non-assessable.

          (e)  A copy of the Articles of Incorporation and By-Laws of the
               Customer;

          (f)  Copies of all material amendments to its Articles of
               Incorporation or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

          (g)  A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

     2.3 Records. Transfer Agent may adopt as part of its records all lists of holders, records of Customer's stock, books, documents and records which have been employed by any former agent of Customer for the maintenance of the ledgers for such shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customer on and in accordance with its request.

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     2.4 Shares. Customer shall, if applicable, inform Transfer Agent as to (i)
the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any certificate of stock of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

     2.5 Customer's Agent. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of Customer.

     2.6 Certificates. Customer shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered.

3. STANDARD SERVICES.

     3.1 Certificate Replacement. The Transfer Agent will perform the following services:

          (a)  issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

          (b)  effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

          (c)  act as agent for Shareholders pursuant to the Dividend
               Reinvestment Plan and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party; and

          (d)  The Transfer Agent will issue replacement certificates for those certificates alleged to have been lost stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The
               Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from a Customer to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

     3.2 Customary Services. The Transfer Agent shall perform all the customary services of a transfer agent, dividend disbursing agent, agent of dividend reinvestment plan, cash purchase plan and other investment programs as described in Section 3.1 consistent with those requirements in effect as of the date of this Agreement and in compliance with applicable laws as set forth in Section
3.3; provided, however, the Transfer Agent shall not be required to take shareholder telephone calls or respond to written shareholder inquiries. All such shareholder inquiries in writing or by telephone shall be handled by
Customer. Any correspondence or telephone inquiries from shareholders received by the Transfer

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Agent will be forwarded to Customers. The detailed services and definition, frequency, limitations and associated costs (if any) are set out in the attached fee and service schedule ("Fee and Service Schedule").

     3.3 Compliance with Laws. The Trust Company and CSS are obligated to and agree to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of their duties under this Agreement.

     3.4 Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with state law and Section
17Ad-17 of the Exchange Act of 1934 as amended (the "Exchange Act") for lost shareholders. If the Customers are not in compliance with applicable state laws, there will be no charge for the first two years for this service; provided that after the first two years, the Transfer Agent will charge Customers its then standard fee plus any out-of-pocket expenses.

     3.5 Compliance with Office of Foreign Asset Control ("OFAC") Regulation.
The Transfer Agent shall ensure compliance with OFAC laws.

4. DIVIDEND DISBURSING AND DIVIDEND REINVESTMENT PLAN SERVICES.

     4.1 Declaration of Dividends. Upon receipt of a written notice from the
President, any Vice President, Secretary, Assistant Secretary, Treasurer or
Assistant Treasurer of Customer declaring the payment of a dividend, CSS shall disburse such dividend payments provided that in advance of such payment,
Customer furnishes CSS with sufficient funds. The payment of such funds to CSS for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on
Customer's Shareholders whether in trust or in contract or otherwise.

     4.2 Stop Payments. Customer hereby authorizes CSS to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and CSS shall issue and deliver duplicate checks in replacement thereof, and Customer shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

     4.3 Tax Withholding. CSS is hereby authorized to deduct from all dividends declared by Customer and disbursed by CSS, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal
Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

     4.4 Dividend Reinvestment. Receive all payments made to the Customer or the
Transfer Agent under the Dividend Reinvestment Plan and make all payments required to be made under such plans, including all payments required to be made to the Customer.

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5. OPTIONAL SERVICES AND STANDARDS.

     5.1 Optional Services

     To the extent that a Customer elects to engage the Transfer Agent to provide the services listed below the Customers shall engage the transfer Agent to provide such services upon terms and fees to be agreed upon by the parties:

     (a)  Employee Plan Services;

     (b)  Employee Stock Purchase Plan Programs; and

     (c)  Corporate actions (including inter alia, odd lot buy backs, exchanges, mergers, redemptions, subscriptions, capital reorganization, coordination of post-merger services and special meetings.

In the event that the Customer Vendor provides the above services, the Customer shall pay the Transfer Agent its standard fees and expenses charged by the
Transfer Agent for services rendered to support the above services rendered by the Customer Vendor for the benefit of the Customer.

     5.2 Shareholder Internet Services. The Transfer Agent shall provide internet access to Customer's Shareholders through Transfer Agent's web site,
Computershare.com ("Shareholder Internet Services"), pursuant to its established procedures ("Security Procedures") and fees, to allow Shareholders to view their account information and perform certain on-line transaction request capabilities. The Shareholder Internet Services are provided "as is," on an "as available" basis, and Transfer Agent hereby specifically disclaims any and all representations or warranties, express or implied, regarding such services provided by Transfer Agent hereunder, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

6. FEES AND EXPENSES.

     6.1 Fee and Service Schedules. Customer agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule attached hereto, for the initial term of the Agreement (the
"Initial Term"). Sixty (60) days before the expiration of the Initial Term or a
Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

     6.2 Out-of-Pocket Expenses. In addition to the fees paid under Section 6.1 above, the Customer agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, Transfer Agent administrative costs, forms, telephone, microfilm, microfiche, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in the Fee and Service Schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

     6.3 Conversion Funds. Conversion funding required by any out of proof condition caused by a prior agents' services shall be advanced to Transfer Agent prior to the commencement of services.

     6.4 Invoices. The Customer agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Customer may only withhold that portion of the fee or expense

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subject to the good faith dispute. The Customer shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

     6.5 Late Payments.

          (a) If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, the Customer shall pay the Transfer Agent interest thereon
     (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic Transfer Agent) published by the New York edition of The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due.
     Notwithstanding any other provision hereof, such interest rate shall be no greater than the greater/lesser rate permitted under applicable provisions of New Jersey law.

          (b) The failure by Customer to pay an invoice within 90 days after receipt of such invoice or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section
     15.3(a) below. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the
     Customer with 30 days to cure such breach.

     6.6 Overtime Charges. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Customer material for mailings to
Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

     6.7 Bank Accounts. The Customer acknowledges that the bank accounts maintained by CSS in connection with the Services will be in its name and that
CSS may receive investment earnings in connection with the investment at CSS's risk and for its benefit of funds held in those accounts from time to time.

7. REPRESENTATIONS AND WARRANTIES OF TRANSFER AGENT.

     7.1 Governance. The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and CSS is a corporation validly existing and in good standing under the laws of the State of
Delaware and each has full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms.

     7.2 Compliance. The execution, delivery and performance of the Agreement by
Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgement, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is

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applicable to Transfer Agent, (iii) the incorporation documents or by-laws of , or any material agreement to which Transfer Agent is a party.

     7.3  It is duly qualified to carry on its business in The Commonwealth of
          Massachusetts.

     7.4  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     7.5  It will comply with all applicable sections of the Exchange Act necessary to enter into and perform this Agreement.

     7.6  It has and will continue to have a commercially reasonable disaster recovery plan, which may be reviewed by Customers upon request.

8. COMPUTER SERVICES

     8.1 Transfer Agent has developed a data access service that enables the
Customer to access the Customer's Shareholder records maintained on the Transfer
Agent's computer system through the Internet or remote access, as the case may be (the "Data Access Service"). The Customer wishes to use such Data Access
Service subject to the terms and conditions set forth herein.

     8.2 Procedures for Access. Access is accomplished by entering a unique
Customer identification ("Customer ID(s)") and passwords ("Password(s)")
assigned to the Customer by Transfer Agent. Each Customer ID and Password
assigned to the Customer is for use only by the Customer. The Customer shall establish and maintain reasonable security and control over each Customer ID.
After Transfer Agent assigns the Customer a Password, the Customer shall change the Password. The Password is within the Customer's exclusive control after the necessary change. Customer agrees to notify Transfer Agent immediately if any employee of Customer granted access to the Data Access Service leaves the employ of the Customer, in order to enable Transfer Agent to terminate such employee's access.

     8.3 Proprietary Information. The Customer acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Customer by Transfer
Agent as part of the Data Access Service to access Shareholder Data maintained by the Transfer Agent on data bases under the control and ownership of the
Transfer Agent or other third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party, In no event shall
Proprietary Information be deemed Shareholder Data. The Customer agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Customer agrees for itself and its employees and agents:

     (a)  to refrain from copying or duplicating in any way the Proprietary
          Information, other than to print out pages reflecting Shareholder Data to provide to Shareholders or for Customer's internal use;

     (b)  to refrain from obtaining unauthorized access to any portion of the
          Proprietary Information, and if such access is inadvertently obtained, to inform Transfer Agent in a timely manner of such fact and dispose of such information in accordance with Transfer Agent's instructions;

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     (c)  to refrain from causing or allowing the Proprietary Information from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

     (d)  that the Customer shall have access only to those authorized transactions agreed upon by the parties; and

     (e)  to honor all reasonable written requests made by Transfer Agent to protect at Transfer Agent's expense the rights of Transfer Agent
          Proprietary Information at common law, under federal copyright law and under other federal or state law.

     8.4 Content. If the Customer notifies the Transfer Agent that any part of the Data Access Service does not operate in material compliance with the user documentation provided by the Transfer Agent for such service, the Transfer
Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the services are solely responsible for the contents of such data and the Customer agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

     8.5 Transactions. If the transactions available to the Customer include the ability to originate electronic instructions to the Transfer Agent in order to
(i) effect the transfer or movement of Shares or direct CSS to transfer cash or
(ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures established by the Transfer Agent from time to time.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8.

9. REPRESENTATIONS AND WARRANTIES OF CUSTOMER.

     The Customer represents and warrants to the Transfer Agent that:

     9.1 Organizations. It is a corporation duly organized and existing and in good standing under the laws of Maryland;

     9.2 Governance. It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement. All corporate proceedings required by said Articles of Incorporation, By-Laws and applicable law have been taken to authorize it to enter into and perform this
Agreement; and

     9.3 Securities Act of 1933. A registration statement under the Securities
Act of 1933, as amended (the "1933 Act") has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Customer being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

10. INDEMNIFICATION/LIMITATION OF LIABILITY.

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     10.1 Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith or willful misconduct or that of its employees as set forth and subject to the limitations set forth in
Section 10.4 below.

     10.2 Customer Indemnity. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

          (a)  all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct;

          (b)  The Customer's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the
               Customer hereunder;

          (c)  The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which have been prepared and/or maintained by the Customer or any other person or firm on behalf of the Customer. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer Agent is not the current registrar; and

          (d)  The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders or electronic instruction from
               Shareholders submitted through the Shareholder Internet Services or other electronic means pursuant to security procedures
               established by the Transfer Agent.

          (e)  The negotiations and processing of all checks, including checks made payable to prospective or existing shareholders which are tendered to the Transfer Agent for the purchase of Shares
               (commonly known as "third party checks").

     10.3 Instructions. At any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel for the
Transfer Agent or the Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of such counsel.
The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

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     10.4 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent
shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent's negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement;
provided, however, that Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this
Agreement, or from all services provided or omitted to be provided under this
Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, one million dollars ($1,000,000) per Customer.

     10.5 Notice. In order that the indemnification provisions contained in this
Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent.

11. DAMAGES.

No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

12. RESPONSIBILITIES OF THE TRANSFER AGENT.

     12.1 The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

     12.2 No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

13. COVENANTS OF THE CUSTOMER AND TRANSFER AGENT.

     13.1 Notification. Customer shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend or similar event which may affect the Shares, and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors' rights.
Notwithstanding any other provision of the Agreement to the contrary, Transfer
Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditor'
rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services.

     13.2 Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such

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records prepared or maintained by it relating to the services performed hereunder are the property of the Customers and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the Customers on and in accordance with its request, to the extent such surrender does not conflict with, or is not prohibited by, applicable laws.

14. CONFIDENTIALITY.

     14.1 Covenant. The Transfer Agent and the Customer agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Customer, used or gained by the Transfer Agent or the Customer during performance under this
Agreement. The Customer and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the
Transfer Agent or the Customer and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or agent for purposes of providing services under this Agreement.

     14.2 Request for Records. In the event that any requests or demands are made for the inspection of the Shareholder records of the Customer, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the
Transfer Agent will endeavor to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection. The Transfer
Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

15. TERM AND TERMINATION.

     15.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this
Section 15. Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial Term this Agreement will renew automatically from year to year ("Renewal Term"). If, after the Initial
Term, any party to this Agreement may terminate this Agreement by providing notice to the other parties 60 days prior to the anticipated termination date.
Sixty (60) days prior to the Initial Term or a Renewal Term, the parties to this
Agreement will mutually agree upon a Fee Schedule for the upcoming Renewal Term.

     15.2 Early Termination. Notwithstanding anything contained in this
Agreement to the contrary, should Customer desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Customer is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at existing rates on the date notice of termination was given to the Transfer
Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of services.
Section 15.2 shall not apply if the Transfer Agent is terminated for cause under
Section 15.4(a) of this Agreement.

                                                                              14

Once this Agreement is terminated, any and all other services provided by
Transfer Agent for the Customer will be deemed terminated on said date.

     15.3 Expiration of Term. After the expiration of the Initial Term or
Renewal Term whichever currently is in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Customer. Additionally, the Transfer Agent will charge a de-conversion/transition fee in an amount equal to 10% of the aggregate fees incurred by Customer during the immediately preceding twelve (12) month period, provided, however, such fee shall in no event be less than one thousand ($1,000.00) dollars.

     15.4 Termination.

     This Agreement may be terminated in accordance with the following:

          (a) at any time by any party upon a material breach of a
          representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties; and

          (b) by Transfer Agent, at any time, in the event that during the term of this Agreement, a bankruptcy or insolvency proceeding is filed by or against Customer or a trustee or receiver is appointed for any substantial part of Customer's property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and Customer does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry), or Customer makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course or business.

     15.5 Records. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, Transfer Agent will deliver promptly to Customers, in machine readable form on media as reasonably requested by Customers, all stockholder and other records, files and data supplied to or compiled by Transfer Agent on behalf of Customers.

     15.6 Privacy Act Information Definition:

(a) Definition: Transfer Agent may receive information from Customer or may come into possession of information that Customer is required to protect under Title
V of the Graham-Leach-Bliley Act of 1999 ("Privacy Act") in connection with providing services to Customer under this Agreement. For purposes of this
Agreement, "Privacy Act Information" shall mean the following types of information and other information of a similar nature (whether or not reduced to writing): Shareholder Information, non public personal information including
"personally identifiable financial information" whether provided directly by the
Shareholder in connection with obtaining a service or obtained from other sources, Shareholder financial information, Shareholder names and other information related to Shareholders.

(b) Ownership: All notes, data, reference, materials, memoranda, documentation and records, in any way incorporating or reflecting any of the Privacy Act
Information shall belong exclusively at all times to Customer. Transfer Agent agrees to turn over shareholder records to Customer upon request or upon termination of this Agreement, subject to applicable law.

                                                                              15

(c) Confidentiality: Transfer Agent agrees during the term of this Agreement and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Privacy Act Information to any person or entity, or utilize any of the Privacy Act Information for any purpose, except in connection with providing services hereunder or as required by law;
provided, however, Transfer Agent may disclose such Privacy Act Information to its third-party vendors for purposes of performing services for Customer provided such third party vendors are contractually bound to keep such information confidential.

16. ASSIGNMENT.

     16.1 Consent. Except as otherwise provided in Section 16.2 below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other.

     16.2 Affiliates. The Transfer Agent may, without further consent of the
Customer assign its rights and obligations hereunto to any affiliated transfer agent registered under Section 17A(c)(2) of the Exchange Act. The Transfer Agent
may not assign its rights or obligations to unaffiliated third parties without the written consent of the Customer.

     16.3 Sub-contractors. Transfer Agent may, without further consent on the part of Customer, subcontract with other subcontractors for telephone and mailing services as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17. UNAFFILIATED THIRD PARTIES.

     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

18. MISCELLANEOUS

     18.1 Notices. Any notice or communication by the Transfer Agent or the
Customer to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telex, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

          If to the Customer:

          Morgan Stanley Trust
          Harborside Financial Center
          Plaza II
          Jersey City, NJ 07311
          Canton, MA 02021
          Telecopy No.: (781) 575-4210
          Attn:  General Counsel

          If to the Transfer Agent:

          Computershare Trust Company, N.A.
          c/o Computershare Shareholder Services, Inc.
          250 Royall Street
          Canton, MA 02021

                                                                              16

          Telecopy No.: (781) 575-4210
          Attn: General Counsel

     18.2 Successors. All the covenants and provisions of this agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     18.3 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Customer.

     18.4 Severability. If any term, provision, covenant or restriction of this
Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     18.5 Governing Law. This Agreement shall be governed by the laws of the
Commonwealth of Massachusetts, without reference to its conflicts of law provisions.

     18.6 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     18.7 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this agreement, and there are no third party beneficiaries hereof.

     18.8 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

     18.9 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     18.10 Merger of Agreement. This agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     18.11 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                                                              17

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

CERTAIN MORGAN STANLEY CLOSED END FUNDS

BY:  /s/ Joseph Pollaro
    ------------------------------------
NAME:    Joseph Pollaro
      ----------------------------------
TITLE:   Executive Director
       ---------------------------------

COMPUTERSHARE SHAREHOLDER SERVICES, INC.
COMPUTERSHARE TRUST COMPANY, N.A.

ON BEHALF OF BOTH ENTITIES

BY:  /s/ Dennis V. Moccia
    ------------------------------------
NAME: Dennis V. Moccia
TITLE: Managing Director

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                                   APPENDIX A

LATIN AMERICA DISCOVERY FUND
MORGAN STANLEY ASIA-PACIFIC FUND
MORGAN STANLEY EASTERN EUROPE FUND
MORGAN STANLEY EMERGING MARKETS FUND
MORGAN STANLEY EMERGING MARKETS DEBT FUND
MORGAN STANLEY GLOBAL OPPORTUNITY BOND FUND
MORGAN STANLEY HIGH YIELD FUND
MORGAN STANLEY INDIA INVESTMENT FUND
MALAYSIA FUND
THAI FUND
TURKISH INVESTMENT FUND

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